Exhibit 99.1
NEWS RELEASE
RANGE ANNOUNCES THIRD QUARTER RESULTS
FORT WORTH, TEXAS, OCTOBER 21, 2009...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced third quarter financial and operating results. Natural gas and oil production averaged 437 Mmcfe per day, representing a record high for Range and a 13% increase over third quarter 2008. This represents Range’s 27th consecutive quarter of sequential production growth and was achieved despite losing 15 Mmcfe per day of production due to asset sales, which closed on June 30, 2009. While production increased 13%, realized prices fell 30% compared to the same period in 2008. Range’s average realized price (including all derivative settlements) for oil and gas was $6.35 per mcfe in third quarter 2009, compared to $9.02 per mcfe in the third quarter of 2008. This compares to average price realizations of $6.18 per mcfe for second quarter 2009. As a result, oil and gas sales (including cash-settled derivatives a non-GAAP measure reconciled in the attached tables), totaled $255 million, a 21% decrease compared to third quarter 2008. For the quarter, Range reported, for GAAP purposes, a loss of $29.8 million, which included a non-cash mark-to-market hedging loss of $53 million. Diluted GAAP earnings (loss) per share was $(0.19) per share compared to $1.81 per share in third quarter 2008. Adjusting for certain non-cash items, net income comparable to analysts’ estimates (a non-GAAP measure reconciled in the attached tables) would have been $41 million compared to $82.8 million in third quarter 2008 with the most significant difference being realized gas prices between the two periods. Diluted earnings per share using net income comparable to analysts’ estimates would have been $0.26 in third quarter of 2009 and $0.53 in third quarter 2008. Cash flow from operations before changes in working capital (a non-GAAP measure reconciled in the tables attached) declined 25% from the same period in 2008 to $171 million. Adjusted earnings and cash flow both exceeded the average analysts’ estimates. (See the accompanying tables reconciling the non-GAAP measures discussed in this release to the most directly comparable GAAP measures.)
Commenting on the announcement, John H. Pinkerton, Range’s Chairman and CEO, said, “While our financial results suffered from lower commodity prices, our operating results were the best in our Company’s history. Despite losing 15 Mmcfe per day at the close of the second quarter due to asset sales, we were able to more than overcome the loss and post our 27th consecutive quarter of sequential production growth in the third quarter. The production increase was driven by the terrific results of our drilling program, as we have not made a producing property acquisition in nearly two years. The impact of selling higher cost properties, combined with lower service costs and increasing production in our core areas with low operating costs helped us drive down operating costs by 25% per mcfe. All of this was accomplished while maintaining a capital spending program that was less than cash flow, allowing us to protect and strengthen our financial position. The third quarter results are an exciting reflection of the progress we have made in high grading our drilling inventory and the continued focus on our low-cost structure. Our key projects, and in particular the Marcellus Shale play, are having a profound impact on Range Resources. As a result, we are extremely well-positioned to continue to provide low-cost, per-share growth for our shareholders, even in this period of low natural gas prices.”
Financial Discussion —
(Excludes non-cash mark-to-market and non-cash stock-based compensation items shown separately in attached tables.)
Direct operating expenses for the quarter were $0.75 per mcfe, a 25% decrease compared to $1.00 in the third quarter of 2008 and a 13% decrease compared to $0.86 in the second quarter of 2009. Production taxes were $0.19 per mcfe, a 56% decline versus third quarter 2008 due to lower commodity prices and level with the $0.19 per mcfe of taxes in second quarter 2009. Exploration expense in the third quarter totaled $10 million, down 44% from $18 million in the same period of 2008 due primarily to lower seismic expenses. General and administrative expenses were $0.57 per mcfe, an increase of $0.03 per mcfe from the prior-year quarter and $0.06 per mcfe higher than second quarter 2009. The increase was due primarily to one-time charges associated with closing our Houston office and an allowance for bad debt. Interest expense rose to $31 million compared to $25 million in third quarter 2008, primarily due to the replacement of short-term floating rate bank debt with long-term fixed rate subordinated notes in the second quarter of 2009. Depreciation, depletion and amortization averaged $2.42 per mcfe, versus $2.15 per mcfe in the third quarter of 2008 as of result of the changing mix of production for the various cost centers. Third quarter lease abandonment and impairment expense was $24 million compared to $5 million in the third quarter of 2008 as Range elected not to renew certain leases, including those outside the core of our North Texas Barnett Shale play and certain shallow, tight gas sand leases in Appalachia.
Third quarter development expenditures of $143 million funded the drilling of 128 (76.9 net) wells and no recompletions. A 100% success rate was achieved. For the first nine months of 2009, 297 (186.5 net) wells have been successfully drilled and are now on production, while 76 (50.0 net) wells are currently in various stages of completion or waiting on pipeline connection. Third quarter cash capital expenditures totaled $167 million. Third quarter cash flow of $171 million was sufficient to fund all of the cash capital expenditures for the quarter. For the year, cash flow and the proceeds from already completed asset sales are expected to fully fund capital expenditures. For the fourth quarter of 2009, Range has approximately two-thirds of its gas production hedged at an average floor price of $7.79 and an average cap price of $8.53. Range has hedged 53% of its first half 2010 gas production at a $5.50 floor and a $7.45 cap and 42% of its second half 2010 gas production at a $5.59 floor and a $7.50 cap. Details of the hedge positions are posted on the Range’s website at www.rangeresources.com.
Due to the drilling success and funds available from already completed asset sales, Range’s Board of Directors has increased the 2009 capital budget from $700 million to $740 million. The increase will provide funds to acquire additional leases in areas where we have had drilling success this year. While capital expenditures were increased 6%, the 2009 production growth target was increased from 10% to 13%, a 30% increase.
Operational Discussion —
Range is currently running 15 rigs versus 23 rigs at this time last year. During the third quarter, the Marcellus Shale division continued to make excellent progress. The Marcellus Division is continuing to delineate and de-risk its large land position. We now have two rigs in northeast Pennsylvania in Lycoming County drilling two horizontal wells offsetting our high-rate vertical wells. We expect initial results from these two wells by early next year. We also plan to drill a Utica Shale horizontal and an upper Devonian horizontal before year-end. Results of these two wells should be available by early first quarter 2010.
Marcellus Shale production is on plan and now exceeds 80 Mmcfe per day net and is expected to approach the higher end of the previously increased target of 90 — 100 Mmcfe per day net by year-end 2009. From inception, Range has drilled 77 horizontal Marcellus Shale wells, of which 60 have been completed and 54 are on production. The Company expects to drill and case approximately 20 additional horizontal wells in the Marcellus Shale play during the fourth quarter 2009 and carry over approximately 20 for completion in 2010. The Marcellus division is currently running a total of five horizontal rigs. We anticipate entering 2010 with six custom-built horizontal rigs.
The build-out of the Marcellus midstream infrastructure in southwest Pennsylvania is progressing as scheduled. By December 2009 or January 2010, gross cryogenic processing capacity is expected to increase to 155 Mmcf per day. An additional 30 Mmcf per day of processing capacity is expected to be added in mid-2010 and another 150 Mmcf per day has been ordered for start-up in mid-2011, increasing gross cryogenic processing capacity to more than 300 Mmcf per day. The current 65 Mmcf per day refrigeration processing is expected to be suspended during 2010 as the new cryogenic processing is brought on.

The Southwest division also delivered strong drilling results in the quarter. Production in the Barnett averaged 123 Mmcfe net per day during the third quarter and is currently producing approximately 130 Mmcfe net per day. The highlight of the quarter has been the completion of eight wells in southern Tarrant County for a combined production rate of 32 (20.4 net) Mmcfe per day. Also in Hood County, Range’s Barnett team completed four wells for a combined rate of 8 (6.0 net) Mmcfe per day.
During the third quarter 2009, Range’s Appalachian division continued to focus on its key coal bed methane, shale and tight gas sand drilling projects in the Nora area of Virginia. During the quarter, Range drilled five horizontal Huron Shale wells, two horizontal Big Lime wells and one horizontal Berea well. Year-to-date, 15 horizontal wells have been completed in these three target zones, of which 10 are currently online and producing on par with expectations. In addition, during the third quarter of 2009, 71 coal bed methane and 20 vertical tight gas sand wells were drilled in the Nora field.
Conference Call Information
A conference call to review the third quarter financial results is scheduled on Thursday, October 22 at 1:00 p.m. ET. To participate in the call, please dial 877-407-0778 and ask for the Range Resources third quarter 2009 financial results conference call. A replay of the call will be available through October 28. To access the phone replay dial 877-660-6853. The account number is 286 and the conference ID is 335439. Additional financial and statistical information about the period not included in this release but to be presented in the conference call will be available on our home page at www.rangeresources.com.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on Range’s website for 15 days.
Non-GAAP Measures and Supplemental Tables:
Net Income Comparable To Analysts’ Estimates
Third quarter 2009 results included several non-cash items: a $54 million non-cash mark-to-market loss on unrealized derivatives, a $24 million impairment of unproved properties, a $16 million expense recorded for the mark-to-market in the deferred compensation plan, $10 million of non-cash stock compensation expense and $840,000 associated with closing the Houston office. Excluding these items, net income would have been $41 million or $0.27 per share ($0.26 fully diluted). This compares favorably to average analysts’ estimates of $0.22 per share. Excluding similar non-cash items from the third quarter of 2008, net income would have been $82.8 million or $0.54 per share ($0.53 fully diluted). By excluding these non-cash items from our earnings, we believe we present our earnings in a manner consistent with the presentation used by analysts in their projection of Range’s earnings. A supplemental table is included with this release which reconciles these non-GAAP measures to the most directly comparable GAAP measures.
Cash Flow From Operations Before Changes In Working Capital
“Cash flow from operations before changes in working capital” used in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non- cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A supplemental table is included which reconciles net cash provided by operations to cash flow from operations before changes in working capital as used in this release. On its website, Range provides additional comparative information on prior periods.
Hedging and Derivatives
In this news release, Range has reclassified within total revenues its financial reporting of the cash settlement of its commodity derivatives. Under this presentation those hedges considered “effective” under the derivatives and hedging topic of the Accounting Standards Codification (formerly SFAS No. 133) (Appalachia oil and gas hedges and Southwest oil hedges) are included in “Oil and gas sales” when settled. For those hedges designated to regions where the historical correlation between NYMEX and regional prices is “non-highly effective” (Southwest gas) or is “volumetric ineffective” due to sale of the underlying reserves (Southwest oil), they are deemed to be “derivatives” and the cash settlements are included in a separate line item shown as “Derivative fair value income (loss)” in Form 10-Q along with the change in mark-to-market valuations of such unrealized derivatives. The Company has provided additional information regarding oil and gas sales in a supplemental table included with this release, which would correspond to amounts shown by analysts for oil and gas sales realized, including cash-settled derivatives.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern and Appalachian regions of the United States.
Except for historical information, statements made in this release, including those relating to estimated reserves, potential, future or expected earnings, rates of return, expected debt reduction, asset sales, cash flow, targeted capital expenditures, production growth, processing capacity, planned number of wells to be drilled, assessments of financial condition and liquidity, drilling inventory, unrisked resource potential and emerging plays resource potential are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission, which are incorporated by reference.
The Securities and Exchange Commission permits oil and gas companies, in filings made with the SEC, to disclose only proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Range uses the terms “probable” and “possible” reserves, “unproven” or “unrisked resource potential” or “upside” or other descriptions of volumes of reserves or resources potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Range. Resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. Resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and

does not include any proved reserves. Area wide unproven, unrisked resource potential has not been risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this form by calling the SEC at 1-800-SEC-0330.

2009-26
Contacts:	Rodney Waller, Sr. Vice President	817-869-4258
	David Amend, Investor Relations Manager	817-869-4266

	Karen Giles, Corporate Communications Manager	817-869-4238

	Main number:	817-870-2601
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008 (a)		2009	2008 (a)

Revenues
Oil and gas sales (b)	$202,122	$347,720		$597,834	$1,002,726
Cash-settled derivative gain (b)(d)	53,227	(26,001)		149,085	(46,260)
Transportation and gathering	2,659	1,643		4,769	4,234
Transportation and gathering — non-cash stock compensation (c)	(215)	(106)		(678)	(344)
Change in mark-to-market on unrealized derivatives (d)	(53,323)	294,317		(83,393)	(3,184)
Ineffective hedging gain (loss) (d)	(386)	4,553		(483)	1,862
Gain (loss) on sale of properties (e)	32	3		39	20,050
Other (e)	(475)	541		(6,663)	727

	203,641	622,670	-67%	660,510	979,811	-33%

Expenses
Direct operating	30,313	35,770		99,123	104,659
Direct operating — non-cash stock compensation (c)	798	762		2,357	2,051
Production and ad valorem taxes	7,600	15,210		23,421	45,106
Exploration	10,123	18,129		32,876	52,076
Exploration — non-cash stock compensation (c)	979	1,020		2,933	3,128
Abandonment and impairment of unproven properties	24,053	5,055		84,579	10,653
General and administrative	23,022	19,110		61,875	48,884
General and administrative — non-cash stock compensation (c)	7,546	5,540		22,706	17,116
Deferred compensation plan (f)	16,445	(37,515)		29,635	(9,365)
Interest	30,633	25,373		86,817	72,361
Depletion, depreciation and amortization	97,208	76,690		270,241	218,938

	248,720	165,144	51%	716,563	565,607	27%

Income from operations before income taxes	(45,079)	457,526	-110%	(56,053)	414,204	-114%

Income taxes
Current	(695)	2,374		(76)	4,209
Deferred	(14,566)	170,202		(18,884)	152,551

	(15,261)	172,576		(18,960)	156,760

Net income	$(29,818)	$284,950	-110%	$(37,093)	$257,444	-114%

Earnings per share
Basic operations	$(0.19)	$1.87	-110%	$(0.24)	$1.71	-114%

Diluted	$(0.19)	$1.81	-111%	$(0.24)	$1.65	-115%

Weighted average shares outstanding, as reported
Basic	154,653	152,765	1%	154,257	150,487	3%
Diluted	154,653	157,729	-2%	154,257	155,896	-1%

(a)	Certain minor amounts were restated in 2008 and prior. See 8-K filed on August 10, 2009.

(b)	See separate oil and gas sales information table.

(c)	Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(d)	Included in Derivative fair value income in the 10-Q.

(e)	Included in Other revenues in the 10-Q.

(f)	Reflects the change in the market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
BALANCE SHEETS
(Audited, in thousands)

	September 30,	December 31,
	2009	2008 (a)
	Unaudited

Assets
Current assets	$118,766	$182,881
Current unrealized derivative gain	78,410	221,430
Oil and gas properties	4,871,939	4,842,046
Transportation and field assets	94,278	86,228
Unrealized derivative gain	—	5,231
Other	232,989	214,063

	$5,396,382	$5,551,879

Liabilities and Stockholders’ Equity
Current liabilities	$234,674	$351,449
Current asset retirement obligation	2,118	2,055
Current unrealized derivative loss	9,573	10

Bank debt	398,000	693,000
Subordinated notes	1,383,480	1,097,668

Total long-term debt	1,781,480	1,790,668

Deferred taxes	759,406	779,218
Unrealized derivative loss	5,301	—
Deferred compensation liability	132,517	93,247
Long-term asset retirement obligation and other	85,984	83,890

Common stock and retained earnings	2,374,484	2,382,392
Treasury stock	(8,557)	(8,557)
Other comprehensive income	19,402	77,507

Total stockholders’ equity	2,385,329	2,451,342

	$5,396,382	$5,551,879

(a)	Certain minor amounts were restated in 2008 and prior. See 8-K filed on August 10, 2009.

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATIONS
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008 (a)	2009	2008 (a)

Net income (loss)	$(29,818)	$284,950	$(37,093)	$257,444
Adjustments to reconcile net income to net cash provided by operations:
Loss (gain) from equity investment	1,022	(151)	6,548	(170)
Deferred income tax expense (benefit)	(14,566)	170,202	(18,884)	152,551
Depletion, depreciation and amortization	97,208	76,690	270,241	218,938
Exploration dry hole costs	211	81	342	9,337
Abandonment and impairment of unproved properties	24,053	5,055	84,579	10,653
Mark-to-market losses on oil and gas derivatives not designated as hedges	53,323	(294,317)	83,393	3,184
Ineffective hedging (gain) loss	386	(4,553)	483	(1,862)
Allowance for bad debts	1,151	450	1,151	450
Amortization of deferred financing costs and other	1,409	649	3,742	2,137
Deferred and stock-based compensation	26,050	(30,188)	58,844	13,413
(Gain) loss on sale of assets and other	(434)	107	1,509	(19,865)

Changes in working capital:
Accounts receivable	(8,080)	30,189	38,373	(64,468)
Inventory and other	1,347	24,576	(807)	(5,263)
Accounts payable	4,932	(19,457)	(67,076)	2,927
Accrued liabilities	17,140	11,243	18,423	20,982

Net changes in working capital	15,339	46,551	(11,087)	(45,822)

Net cash provided from operations	$175,334	$255,526	$443,768	$600,388

RECONCILIATION OF NET CASH PROVIDED FROM CONTINUING
OPERATIONS, AS REPORTED TO CASH FLOW FROM OPERATIONS
BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008 (a)	2009	2008 (a)

Net cash provided from continuing operations, as reported	$175,334	$255,526	$443,768	$600,388

Net change in working capital	(15,339)	(46,551)	11,087	45,822

Exploration expense	9,912	18,048	32,534	42,739

Other	1,175	(199)	(1,243)	(604)

Cash flow from operations before changes in working capital, non-GAAP measure	$171,082	$226,824	$486,146	$688,345

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008 (a)	2009	2008 (a)

Basic:
Weighted average shares outstanding	157,407	155,169	156,820	152,775
Stock held by deferred compensation plan	(2,754)	(2,404)	(2,563)	(2,288)

	154,653	152,765	154,257	150,487

Dilutive:
Weighted average shares outstanding	157,407	155,169	156,820	152,775
Dilutive stock options under treasury method unless anti-dilutive	(2,754)	2,560	(2,563)	3,121

	154,653	157,729	154,257	155,896

(a)	Certain minor amounts were restated in 2008 and prior. See 8-K filed on August 10, 2009.

RANGE RESOURCES CORPORATION
OIL AND GAS SALES INFORMATION
A Non-GAAP Measure
(Unaudited, in thousands, except per unit data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008		2009	2008
Oil and gas sales components:
Oil sales	$33,870	$86,506		$101,892	$257,640
NGL sales	16,886	20,162		36,455	55,241
Gas sales	97,004	282,243		300,646	775,813

Cash-settled hedges (effective):
Crude oil	240	(28,002)		12,247	(76,427)
Natural gas	54,122	(13,189)		146,594	(9,541)

Total oil and gas sales, as reported	$202,122	$347,720	-42%	$597,834	$1,002,726	-40%

Derivative fair value income (loss) components:
Cash-settled derivatives (ineffective):
Crude oil	$27	$(7,318)		$7,575	$(17,043)
Natural gas	53,200	(18,683)		141,510	(29,217)

Change in mark-to-market on unrealized derivatives	(53,323)	294,317		(83,393)	(3,184)
Unrealized ineffectiveness	(386)	4,553		(483)	1,862

Total derivative fair value income (loss), as reported	$(482)	$272,869		$65,209	$(47,582)

Oil and gas sales, including cash-settled derivatives:
Oil sales	$34,137	$51,186		$121,714	$164,170
Natural gas liquid sales	16,886	20,162		36,455	55,241
Gas sales	204,326	250,371		588,750	737,055

Total	$255,349	$321,719	-21%	$746,919	$956,466	-22%

Production during the period:
Oil (bbl)	534,399	759,449	-30%	1,987,603	2,343,138	-15%
Natural gas liquid (bbl)	543,005	345,635	57%	1,492,259	993,366	50%
Gas (mcf)	33,747,972	29,053,832	16%	96,205,898	84,029,611	14%
Equivalent (mcfe) (a)	40,212,396	35,684,336	13%	117,085,070	104,048,635	13%

Production — average per day:
Oil (bbl)	5,809	8,255	-30%	7,281	8,552	-15%
Natural gas liquid (bbl)	5,902	3,757	57%	5,466	3,625	51%
Gas (mcf)	366,826	315,803	16%	352,403	306,677	15%
Equivalent (mcfe) (a)	437,091	387,873	13%	428,883	379,740	13%

Average prices realized, including cash-settled hedges and derivatives:
Crude oil (per bbl)	$63.88	$67.40	-5%	$61.24	$70.06	-13%
Natural gas liquid (per bbl)	$31.10	$58.33	-47%	$24.43	$55.61	-56%
Gas (per mcf)	$6.05	$8.62	-30%	$6.12	$8.77	-30%
Equivalent (per mcfe) (a)	$6.35	$9.02	-30%	$6.38	$9.19	-31%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

RANGE RESOURCES CORPORATION
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES
AS REPORTED TO INCOME FROM OPERATIONS BEFORE INCOME TAXES
EXCLUDING CERTAIN NON-CASH ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008 (a)		2009	2008 (a)

As reported	$(45,079)	$457,526	-110%	$(56,053)	$414,204	-114%
Adjustment for certain non-cash items
(Gain) loss on sale of properties	(32)	(3)		(39)	(20,050)
Change in mark-to-market on unrealized derivatives	53,323	(294,317)		83,393	3,184
Ineffective hedging (gain) loss	386	(4,553)		483	(1,862)
Abandonment and impairment of unproven properties	24,053	5,055		84,579	10,653
Equity method impairment	—	—		2,950	—
Houston office severance accrual	840	—		840	—
Transportation and gathering — non-cash stock compensation	215	106		678	344
Direct operating — non-cash stock compensation	798	762		2,357	2,051
Exploration expenses — non-cash stock compensation	979	1,020		2,933	3,128
General & administrative — non-cash stock compensation	7,546	5,540		22,706	17,116
Deferred compensation plan — non-cash stock compensation	16,445	(37,515)		29,635	(9,365)

As adjusted	59,474	133,621	-55%	174,462	419,403	-58%

Income taxes, adjusted
Current	(695)	2,374		(76)	4,209
Deferred	19,205	48,402		61,456	157,874

Net income excluding certain items, a non-GAAP measure	$40,964	$82,845	-51%	$113,082	$257,320	-56%

Non-GAAP earnings per share
Basic	$0.27	$0.54	-50%	$0.73	$1.71	-57%

Diluted	$0.26	$0.53	-51%	$0.71	$1.65	-57%

GAAP diluted shares outstanding (b)	158,865	157,729		158,391	155,896

(a)	Certain minor amounts were restated in 2008 and prior. See 8-K filed on August 10, 2009.

(b)	GAAP diluted shares outstanding for 2009 have been adjusted for dilutive stock options due to adjustments which adjust to non-GAAP income
HEDGING POSITION
As of October 21, 2009
(Unaudited)

		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(Mmbtu/d)	Prices	(Bbl/d)	Prices
4Q 2009	Swaps	76,739	$8.16	—	—
4Q 2009	Collars	184,837	$7.64 - $8.53	6,000	$63.43 - $76.01

2010	Swaps	—	—	—	—
2010	Collars	189,836	$5.54 - $7.47	—	—

Note:	Details as to the Company’s hedges are posted on its website and are updated periodically.